Exhibit 99.1

MCCLATCHY EXPECTS TO RECEIVE CASH DISTRIBUTION FROM CLASSIFIED VENTURES’ SALE OF APARTMENTS.COM

SACRAMENTO, Calif., March 3, 2014, – The McClatchy Company (NYSE-MNI) said today that it anticipates a cash distribution as a result of the recent announcement by Classified Ventures, LLC (CV) of its agreement to sell Apartments.com for $585 million to CoStar Group. CV has said that it expects the transaction to close in the second quarter of 2014.

McClatchy owns a 25.6% interest in CV. A distribution approximately equal to McClatchy’s portion of the net proceeds on the sale of Apartments.com is expected to total approximately $147 million, and approximately $90 million after-tax.

McClatchy noted that its portion of the gain from the sale of Apartments.com will be recorded in its equity income in unconsolidated companies in the quarter in which the transaction is completed. Taxes on its portion of the gain will also be included in McClatchy’s tax provision in the same quarter of 2014. In fiscal 2013 McClatchy recorded digital advertising revenues of $3.8 million from the sale of Apartments.com advertising products and paid CV $1.1 million in wholesale fees for those products.

Management also indicated that it expects to use the distribution it receives once the transaction is completed for general corporate purposes, including debt reduction.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. McClatchy’s operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company’s largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; litigation or any potential litigation; geo-political uncertainties including the risk of war; increased consolidation among major retailers in our markets or other events depressing the level of advertising; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 30, 2012, as amended by the Form 10-K/A, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Contact:	Ryan Kimball
Assistant Treasurer & Director of Investor Relations
(916) 321-1849
rkimball@mcclatchy.com